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                                                                       EXHIBIT 8


DIRECT DIAL NUMBER: (319) 258-7800                             LANSING, MICHIGAN
EB SITE: http://law.honigman.com


                                March 18, 1998



First Chicago NBD Corporation
One First National Plaza
Chicago, Illinois  60670

     Re:  Issuance of Common Stock for Assets of Roney & Co., L.L.C.

Ladies and Gentlemen:

     We have represented Roney & Co., L.L.C., a Delaware limited liability company ("Roney"), in connection with an Asset Purchase Agreement by and between Roney and First Chicago NBD Corporation, a Delaware corporation ("FCN"), dated November 18, 1997, as amended (the "Agreement"), pursuant to which FCN will issue shares of its common stock (the "Shares") as partial consideration for the acquisition of substantially all of the assets of Roney. You have requested our opinion regarding the description of certain tax consequences contained in the prospectus relating to the Shares registered under the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (file no. 333-47029) (the "Registration Statement").

     Our opinion is based on an examination of the Agreement, the Registration Statement, and such other documents, instruments, and information as we have considered necessary. Our opinion is also based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations on which our opinion is based are subject to changes, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in the Registration Statement under the heading "Certain Federal Income Tax Consequences" may not be taken by the Internal Revenue Service.

     In rendering our opinion, we have relied upon and assumed the accuracy of, certain representations of fact made by officers of FCN and Roney. We have not independently investigated or evaluated these representations.

     Based on the foregoing, it is our opinion that the statements in the Registration Statement under the heading "Certain Federal Income Tax Consequences," to the extent that they constitute matters of federal law or legal conclusions with respect thereto, are a fair and accurate summary of the matters addressed therein, under existing law and the assumptions stated therein.

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First Chicago NBD Corporation
March 18, 1998
Page 2




     We express no opinion with respect to the matters addressed in this letter other than as set forth above.

     We consent to the filing of this opinion as an exhibit to, and to the reference to Honigman Miller Schwartz and Cohn under the caption "Certain Federal Income Tax Consequences" in, the Registration Statement.


                                 Very truly yours,



                                 HONIGMAN MILLER SCHWARTZ AND COHN